GLASS LEWIS SUPPORTS VOCE CAPITAL’S CASE FOR CHANGE AT ARGO

Leading Proxy Advisory Firm Recommends Shareholders Vote FOR Election of Voce Nominees – Charles H. Dangelo and Nicholas C. Walsh – on the BLUE Proxy Card

Endorses Voce’s ‘Compelling Roadmap’ to Achieve Cost Savings and Unlock Shareholder Value

Criticizes Argo’s Numerous ‘Inferior’ Governance Practices, ‘Entrenched Board’ and ‘Excessive and Inappropriate Corporate Expenses’

Supports Voce’s Call to Remove and Replace Argo’s Board Chairman

Voce Urges Shareholders to Vote on the BLUE Proxy Card FOR All Five of Voce’s Highly-Qualified Nominees and FOR Its Proposals

San Francisco, CA (May 15, 2019) – Voce Capital Management LLC (“Voce”), the beneficial owner of approximately 5.6% of the shares of Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo” or the “Company”), today announced that leading proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) has recommended that shareholders vote FOR the election of Voce’s independent, highly-qualified director nominees, Charles H. Dangelo and Nicholas C. Walsh, to the Argo Board of Directors at the upcoming 2019 Annual Meeting. Glass Lewis has also recommended shareholders vote to remove and replace Argo’s Chairman of the Board, Gary V. Woods. Notably, Glass Lewis has recommended that Argo shareholders cast their votes on Voce’s BLUE proxy card, rather than the Company’s white ballot.

In its report, Glass Lewis affirmed Voce’s views on several of Argo’s “inferior”1 corporate governance practices and the need for change at the Company, specifically regarding Argo’s corporate expenses and Board oversight. Glass Lewis also endorsed many of the ideas to unlock shareholder value at Argo that Voce has presented. In reaching its conclusion that shareholders should back Voce’s case for change at Argo, Glass Lewis determined:2

▪	“We believe Voce has underscored several inferior corporate governance practices at Argo, including maintaining a staggered board, no plurality carveout voting standard for contested elections and allowing share pledging by executives and directors. These provisions run contrary to corporate governance best practices and generally diminish the rights of shareholders, in our view.”

________________

1 Permission to quote Glass Lewis was neither sought nor obtained.

2 Emphasis added.

▪	“Voce has presented a compelling roadmap to achieving cost savings across the organization and that several of its ideas warrant further consideration by management and the board, including potentially disposing the run-off portfolio.”

▪	“Overall, we believe Voce has raised valid questions about the Company’s high expenses, including its OUE expense ratio and investment expense ratio relative to peers.”

▪	“We believe Voce has underscored the potential to unlock additional value through a focus on cost savings, particularly in the investment portfolio where the Company appears to have materially higher costs than peers for no justifiable reason, in our view.”

▪	“Notably, all five directors targeted for removal by Voce have served on the board for at least 15 years and have served on the board for an average of 18 years. In this case, we believe it would be reasonable for shareholders to question the independence and objectivity of a board where a critical mass of directors have served together for 15 to 20 years.”

▪	“Argo appears to have an expense management problem. The Company’s expenses have long been materially higher than peers, including an expense ratio that was higher than the peer average in each of the last five years. Argo’s investment expense ratio is also significantly higher than peers and increased dramatically over the last five years for reasons that have not been clearly explained or justified, in our view.”

▪	“Taking these factors together, we believe it would be in the interests of shareholders to appoint new directors who could be reasonably expected to focus on expense management and board oversight concerns articulated by Voce.”

Voce issued the following statement in response to Glass Lewis’ report: “We are pleased that Glass Lewis supports our multi-faceted call for change at Argo and recommends shareholders vote for the election of our highly-qualified nominees Charles H. Dangelo and Nicholas C. Walsh and the removal of its long-serving Chairman. In its report, Glass Lewis echoed many of the concerns we have articulated throughout our campaign, including Argo’s egregious expenses, entrenched and over-tenured Board leadership and numerous corporate governance failings. In our view, it is particularly telling that Glass Lewis has called for the removal of Chairman Gary V. Woods, underscoring the extent of the leadership and oversight deficiencies at Argo. Just as importantly, Glass Lewis affirmed the core tenets of our roadmap to unlock significant value by tapping unrealized expense, capital and governance opportunities at the Company.

However, we continue to believe that even more significant Board reform and revitalization is needed at Argo, and we’re confident the five highly-qualified, fully-independent Director candidates we have nominated are best-positioned to restore accountability, independence and integrity to the Company. It’s time to reverse the self-indulgent culture of entrenchment and entitlement that has flourished under the aegis of the current Board. Our slate of Nominees will do so.”

The 2019 Annual Meeting is rapidly approaching and is scheduled to be held on May 24, 2019. Voce urges its fellow shareholders to vote on the BLUE proxy card FOR all five of its highly-qualified Nominees – Bernard C. Bailey, Charles H. Dangelo, Admiral Kathleen M. Dussault, Carol A. McFate and Nicholas C. Walsh – and FOR its proposals. For more information, investors can visit www.Argo-SOS.com.

VOTE FOR CHANGE ON THE BLUE PROXY CARD TODAY.

About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants. The San Francisco-based firm is 100% employee-owned.

Additional Information and Where to Find It

Voce Catalyst Partners LP, Voce Capital Management LLC, Voce Capital LLC, and J. Daniel Plants, (collectively, the “Participants”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy on April 12, 2019 to be used in connection with the solicitation of proxies from the members of Argo Group International Holdings, Ltd. (the “Company”). All members of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants and information about the Participants' director nominees. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Cautionary Statement Regarding Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements.  The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different.   In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results.  Voce disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.  Voce has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Investor Contact:

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